UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

March 17, 2009

Date of Report (Date of
earliest event reported)

Poniard Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in Charter)

Washington	0-16614	91-1261311
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

7000 Shoreline Court, Suite 270, South San Francisco, California		94080
(Address of principal executive offices)		(Zip Code)

(650) 583-3774

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 — Financial Information

Item 2.05.              Costs Associated with Exit or Disposal Activities.

On March 17, 2009, the Board of Directors of the Company approved a strategic restructuring plan to refocus its cash resources on its clinical and commercial development of picoplatin, resulting in the discontinuation of the Company’s preclinical research operations and reduction in its workforce by approximately 12 percent, or eight employees, effective March 31, 2009.  The Company will continue to evaluate strategic alternatives for its preclinical research programs.

The Company previously announced that it would be exploring strategic alternatives for its preclinical research programs in order to allow the Company to focus its resources on the clinical development of picoplatin and to support the initial commercialization of picoplatin in the treatment of small cell lung cancer, currently targeted for 2010.

The Company currently estimates that it will incur total restructuring charges of approximately $700,000, consisting of one-time employee termination benefits (approximately $300,000), contract termination costs (approximately $350,000) and other program shut-down costs (approximately $50,000).  All of the restructuring charges, except for approximately $10,000 of other program shut-down costs will result in future cash expenditures.  The foregoing is subject to change as further analysis is conducted.

See press release dated March 20, 2009, attached hereto as Exhibit 99.1 and incorporated herein by reference.

Section 9 — Financial Statements and Exhibits

Item 9.01.                                       Financial Statements and Exhibits.

(d)     Exhibits.

99.1 - Press release dated March 20, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Poniard Pharmaceuticals, Inc.

Dated: March 20, 2009	By:	/s/MICHAEL K. JACKSON
Name: Michael K. Jackson
Title: Senior Director, Finance
(Principal Accounting Officer)

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release dated March 20, 2009